Exhibit 10.75

Execution Copy

AMENDMENT NO. 2 TO AMENDED AND RESTATED XYREM LICENSE AND DISTRIBUTION AGREEMENT

This Amendment No. 2 (the “Second Amendment”) to the Amended and Restated Xyrem License and Distribution Agreement dated as of June 30, 2006, as amended (the “Agreement”) by and between Jazz Pharmaceuticals, Inc., having its principal place of business at 3180 Porter Drive, Palo Alto, California 94304, USA (together with its Affiliates, “Jazz Pharmaceuticals”) and UCB Pharma Limited, a company organized under the laws of England having its principal place of business at 208 Bath Road, Slough, Berkshire, SL1 3WE (together with its Affiliates, “UCB”), is entered into as of the 23 day of July, 2008 (the “Second Amendment Execution Date”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Agreement.

RECITALS

WHEREAS, in accordance with Section 17.5 of the Agreement, the parties wish to amend the Agreement to revise certain terms and conditions governing the payment of a certain milestone by UCB to Jazz Pharmaceuticals and UCB’s right to terminate this Agreement in whole or in part.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth hereinafter and in the Agreement and other good and valuable consideration, receipt of which is hereby acknowledged, Jazz Pharmaceuticals and UCB hereby agree as follows:

1.	Amendment of Milestone Payments. Jazz Pharmaceuticals and UCB hereby amend and restate Section 4.1(j) in its entirety to read as follows:

“(j) $10,000,000 (ten million US) Dollars within five (5) days of the Second Amendment Execution Date. Jazz Pharmaceuticals will use Commercially Reasonable Efforts to ensure that the JZP-6 009 clinical trial enrolls at least one hundred eighty five (185) patients from countries within the European Union (“EU Countries”). If fewer than one hundred eighty five (185) patients from EU Countries are enrolled in such study and (i) Marketing Authorization is not granted for the Fibromyalgia Licensed Indication in the European Union and a failure to have enrolled a sufficient number of patients from EU Countries is identified as a material reason for such non-approval; or (ii) the Committee for Medicinal Products for Human Use (CHMP) (or the Rapporteur or Co-Rapporteurs appointed by the CHMP) recommends not granting Marketing Authorization for the Fibromyalgia Licensed Indication in the European Union and a failure to have enrolled a sufficient number of patients from EU Countries is identified as a material reason for such recommendation, then in either case ((i) or (ii)) UCB will be entitled to a credit in the amount of $2,500,000 (two million five hundred thousand US dollars) against all future royalties otherwise payable under Sections 4.3 and 4.4 of this Agreement until such credit is exhausted.”

2.	Termination by UCB. Jazz Pharmaceuticals and UCB hereby amend and restate Section 14.4(c) in its entirety to read as follows:

“(c) for any reason (i) at any time on 12 months’ written notice; and (ii) prior to the grant of Marketing Authorization for the Fibromyalgia Licensed Indication in the European Union, on six months’ written notice for the Fibromyalgia Licensed Indication only and on such termination the definition of Licensed Indications shall be deemed to have been amended to remove reference to Fibromyalgia and UCB shall cease to have any obligations with respect to Fibromyalgia.”

3.	No Other Changes. Except as provided in this Second Amendment, the Agreement remains in full force and effect as originally executed.

4.	Governing Law. This Second Amendment will be governed by and interpreted in accordance with the internal laws of the State of New York, without regard to its conflicts of laws rules.

5.	Headings. Headings in this Second Amendment are for convenience of reference only and shall not be considered in construing this Second Amendment.

6.	Severability. If any provision of this Second Amendment is held unenforceable by a court or tribunal of competent jurisdiction because it is invalid or conflicts with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected. In such event, the parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose.

7.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission shall be deemed to be original signatures.

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IN WITNESS WHEREOF, the parties have executed this Second Amendment by their duly authorized representatives as of the Second Amendment Execution Date.

UCB PHARMA LIMITED

/s/ S.C. Jones	/s/ Peter G. Nicholls
Name: S.C. Jones	Name: P.G. Nicholls
Title: Director	Title: Director

JAZZ PHARMACEUTICALS, INC.

/s/ Jason Levin
Name: J. Levin
Title: VP, Corporate Development

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